UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 10, 2020

Emmaus Life Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35527	87-0419387
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

21250 Hawthorne Boulevard, Suite 800, Torrance, CA	90503
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (310) 214-0065

(Former name or former address, if changed, since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Securities registered pursuant to Section 12(b of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 4.01	Changes in Registrant’s Certifying Accountant

On September 10, 2020, the Audit Committee (the “Audit Committee”) of the board of directors of Emmaus Life Sciences, Inc. (“we,” “us,” “our,” “Emmaus” or the “company”) determined to engage Squar Milner LLP (“Squar Milner”) as our independent registered public accounting firm, subject to satisfactory completion of its client acceptance procedures, and to dismiss BDO USA, LLP (“BDO”) as our independent registered public accounting firm.

BDO was engaged by us on December 30, 2019 to audit our annual financial statements as of and for the year ended December 31, 2019 (the “2019 Annual Financials”) and to review our unaudited quarterly financial statements for 2020, but as of September 10, 2020 had not completed its audit for 2019 or issued any audit or review reports on our financial statements. At the time of BDO’s dismissal, there were no (1) disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Securities Act of 1933, as amended (“Regulation S-K”) and related instructions), between management of the company and BDO on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to refer to the disagreements in its reports on the financial statements for 2019, or (2) reportable events as set forth in Item 304(a)(1)(v) of Regulation S-K, except as follows:

We reported in a Current Report on Form 8-K filed with the Securities and Exchange Commission, or SEC, on July 8, 2020 (the “July 2020 8-K”) that the previously filed audited consolidated financial statements of our EMI Holding, Inc. subsidiary, or EMI, for the year ended December 31, 2018 (the “2018 Annual Financials”), as well as EMI’s unaudited consolidated financial statements for the three months ended March 31, 2019 and the three and six months ended June 30, 2019 and our previously filed unaudited consolidated financial statements for the three and nine months ended September 30, 2019 (together with the 2018 Annual Financials, the “Affected Financials”), can no longer be relied upon as the result of accounting errors identified in the course of the preparation of the company’s Annual Report on Form 10-K for the year ended December 31, 2019 related to (1) the misclassification as equity of warrants issued in October 2018 and (2) the erroneous consolidation as a Variable Interest Entity of our interest in EJ Holdings, Inc., a 40%-owned Japanese corporation (the “Reported Errors”).  BDO advised management that BDO concluded that the Reported Errors materially impact the fairness and reliability of the 2018 Annual Financials and other Affected Financials and that, unless resolved to BDO’s satisfaction, would prevent BDO from rendering an audit report on our 2019 Annual Financials. As reported in the July 2020 8-K, management agreed with BDO’s conclusion regarding the Reported Errors.  BDO also advised management that information had come to BDO’s attention regarding (1) the accounting for two revenue adjustments recorded in 2019 that should have been recorded in 2018,(2) the accounting for certain debt and related warrants issued in 2018 that also impacted 2019, and (3) the accounting for certain debt modifications in 2019 which BDO concluded impacted the Affected Financials in immaterial ways and which, unless resolved to BDO’s satisfaction, would prevent BDO from rendering an audit report on our 2019 Annual Financials. BDO advised management that it would be necessary to re-audit the 2018 Annual Financials to make all adjustments regarding these errors, as well as the Reported Errors, to BDO’s satisfaction.  Management disagreed with BDO’s advice regarding the need to re-audit the 2018 Annual Financials for immaterial errors but agreed to consult with SingerLewak, LLP (“SingerLewak”), EMI’s predecessor auditor, and to consider engaging SingerLewak to re-audit the 2018 Annual Financials if the parties could agree upon on the appropriate scope of the re-audit. After considering the matter further and discussing it with management and BDO, SingerLewak advised management that, in accordance with its practices, any re-audit of the 2018 Financials by SingerLewak would include accounts affected by the Reported Errors only and that accounts affected by immaterial errors affecting the 2019 Annual Financials should be audited by BDO as the successor auditor. Since the parties were unable to agree on the scope of a re-audit of the 2018 Financials, the Audit Committee determined to dismiss BDO and to retain Squar Milner to audit both the 2019 Annual Financials and the 2018 Financials and to review our quarterly financial statements for 2020 and adjustments to our unaudited quarterly financial statements for 2019. Accordingly, the disagreement was not resolved prior to BDO’s dismissal.  BDO also advised management that the Reported Errors necessarily meant that we did not maintain effective controls over certain aspects of the financial reporting process, which we previously reported in our Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee discussed these matters with BDO, and the company has authorized BDO to respond fully to the inquiries of Squar Milner as the successor accountant concerning these matters.  The Audit Committee did not discuss these matters with SingerLewak.

We provided BDO with a copy of the disclosures in this Current Report and requested that they furnish us with a letter addressed to the SEC stating whether they agree with the statements contained in this Current Report and, if not, stating the matters with which they do not agree. When received, a copy of BDO’s letter will be filed as an exhibit to this Current Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 17, 2020	Emmaus Life Sciences, Inc.

	By:	/s/ YASUSHI NAGASAKI
		Name:	Yasushi Nagasaki
		Title:	Chief Financial Officer

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